DYNASIL CORPORATION OF AMERICA
                      385 Cooper Road
             West Berlin, New Jersey 08091-9145
                       (856) 767-4600
               ______________________________

                      PROXY STATEMENT
               ______________________________

  This Proxy Statement contains information related to the annual meeting of stockholders of Dynasil Corporation of America ("Dynasil" or the "Company") to be held on Tuesday, February 3, 2009, at 10:00 A.M., local time, at its Boston subsidiary, Radiation Monitoring Devices, Inc., 44 Hunt Street, Watertown, MA 02472 and at any adjournment or adjournments thereof. Stockholders planning to attend are encouraged to contact Patty Kehe at 607-272-3320 ext. 26 for directions and arrangements.

                     ABOUT THE MEETING

  What is the purpose of the annual meeting?

  At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, a proposal to amend the Company's 1999 Stock Incentive Plan to increase by 1,500,000 the number of shares of common stock that may be issued under that Plan, a proposal to amend the Certificate of Incorporation to increase the authorized shares of common stock from 25,000,000 to 40,000,000 and to increase the authorized shares of preferred stock from 10,000,000 to 15,000,000, and ratification of the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during fiscal year 2008 and respond to questions from stockholders.

  Who is entitled to vote?

  Stockholders of record at the close of business on the record date, December 8, 2008, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

  Who can attend the meeting?

  All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

  Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement or similar document or record reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

  What constitutes a quorum?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 11,348,635 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

  How do I vote?

  If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

  Can I change my vote after I return my proxy card?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

  What are the board's recommendations?

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

          -   for election of the nominated slate of directors (see page 4);
          - for amending the 1999 Stock Incentive Plan to increase the authorized number of shares (see page 10);
          - for amending the Certificate of Incorporation to authorize additional shares of common and preferred stock (see page 10);
          - or ratification of the appointment of Haefele, Flanagan & Co., p.c., as the Company's independent auditors (see page 12).

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

  What vote is required to approve each item?

  Election of directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a "WITHHOLD AUTHORITY" will have the effect of a negative vote.

  Other items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                      STOCK OWNERSHIP

  Who are the largest owners of the Company's stock?

  As of December 8, 2008, Dr. Gerald Entine, President of RMD, Inc.
  and former RMD majority owner, owned 38.5% of the outstanding common stock of the Company and Mr. Craig Dunham, President, CEO and a Director of the Company, owned 26.9% of the outstanding shares (including shares of common stock issuable on conversion of shares of preferred stock that he also owns). See the table and notes below.

  How many shares of stock do the Company's directors and executive officers own?

  The following table and notes set forth the beneficial ownership of the common stock of the Company as of December 8, 2008, by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director and required executive officers who owns shares of common stock and by all directors and executive officers as a group:


Title      Name and Address             No. of Shares and nature of   Percent of
of Class   of Beneficial Owner          Beneficial Ownership(1)       Class
--------   -------------------          ---------------------------   ----------

Common     Craig Dunham (1)(4)               3,115,194                 26.9%
           385 Cooper Road
           West Berlin, NJ 08091

Common     Gerald Entine (9)                 4,363,098                 38.5%
           44 Hunt Street
           Watertown, MA 02472

Common     James Saltzman (1)(2)(3)            571,883                  4.9%
           257 Stanford Place
           Newtown, PA  18940

Common     Laura Lunardo                       156,391                  1.4%
           8 Nemco Way
           Ayer, MA 01432

Common     Cecil Ursprung (1)(5)               244,514                  2.1%
           27 Walbridge Road
           West Hartford, CT  06119

Common     Peter Sulick (1)(6) (7)             471,080                  4.0%
           3295 Ft. Charles Dr.
           Naples, FL 34102

Common     Paul Schulz (1)(8)                   30,000                  0.3%
           239 Cherry Street
           Ithaca, NY  14850

All Officers and Directors
as a Group (1)                               9,253,264                 72.7%


(1) The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of share of common stock owned by any other stockholders. The number of shares outstanding on December 8, 2008 was 11,348,635.

(2) James Saltzman disclaims beneficial ownership of the 243,206 shares owned by Saltzman Partners.

(3) Includes options to purchase 90,000 shares of the Company's common stock at $1.50 per share, 40,000 shares of the Company's common stock at $0.40 per share, 144,648 shares of the Company's common stock at $4.00 per share, 54,873 shares of the Company's common stock at $3.06 per share, shares of Series B Preferred Stock that are convertible into 19,950 shares of common stock, and shares of Series C Preferred Stock that are convertible into 40,400 shares of common stock.

(4) Includes shares of Series B Preferred Stock that are convertible to 230,755 shares of common stock and Series C Preferred Stock that are convertible to 20,000 shares of common stock. Also includes 1,000,000 shares of common stock held in the Dunham Family Limited Liability Company of which Mr. Dunham is the sole managing member and over which he has sole dispositive and voting power.

(5) Includes options to purchase 80,000 shares of the Company's common stock at $2.00 per share 31,356 shares of the Company's common stock at $3.06 per share.

(6) Includes options to purchase 80,000 shares of the Company's common stock at $3.08 per share and 51,389 shares of the Company's common stock at $3.06 per share, shares of Series B Preferred Stock that are convertible to 86,450 shares of common stock and shares of Series C Preferred Stock that are convertible into 124,000 shares of common stock. Also includes shares held in the names of his children.

(7) Includes preferred stock convertible to 24,000 shares of common stock held in the names of his children.

(8) Includes options to purchase 30,000 shares of the Company's common stock at $2.00 per share.

(9) Includes shares held in his family and children's trusts.

                           ITEM 1

                   ELECTION OF DIRECTORS

  Four (4) directors will be elected to hold office subject to the provisions of the Company's by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The vote of a majority of the votes entitled to be cast by stockholders present in person or by proxy, is required to elect members of the Board of Directors. The following table sets forth the name, age, position with the Company and director service dates of each person who has been nominated to be a director of the Company:


                                  Positions(s)                       Director
       Name                  Age  With the Company                   Since

       Mr. James Saltzman    64   Chairman of the Board              1998

       Mr. Peter Sulick      58   Director, Chairman of the Audit
                                  Committee                          2008

       Mr. Craig Dunham      52   President, CEO, Director           2004

       Mr. Cecil Ursprung    63   Director                           2007


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES
                  LISTED BELOW.

  Business Experience of the Directors

  Craig T. Dunham, 52, President and CEO, has been with the Company since October 1, 2004. Prior to joining the Company, he spent about one year partnering with a private equity group to pursue acquisitions of mid-market manufacturing companies. From 2000 to 2003, he was Vice President/ General Manager of the Tubular Division at Kimble Glass Incorporated. From 1979 to 2000, he held progressively increasing leadership responsibilities at Corning Incorporated in manufacturing, engineering, commercial and general management positions. At Corning, he delivered results in various glass and ceramics businesses including optics and photonics businesses. Mr. Dunham earned a B.S. in mechanical engineering and an M.B.A. from Cornell University.

  James Saltzman, 65, Chairman, has been a member of the Board since February 1998. Mr. Saltzman has been involved in the investment community since October 1969 where he has invested in both public and private corporations. He helped found several companies which have been purchased by larger corporations, most recently Without-a-Box which was purchased by Amazon.com. He has been instrumental in identifying potential acquisition candidates that the Company later acquired, including Optometrics and RMD. Mr. Saltzman earned a BA degree from Franklin & Marshall College.

  Cecil Ursprung, 64, Director, has been a member of the Board since February 1, 2007. Mr. Ursprung is the former Chairman and CEO of Reflexite Corporation in Avon, Connecticut, a manufacturer of reflective products to enhance safety and optical films used to manage light in LCD displays. He had been with Reflexite since 1983 and led the revenue growth of that company from $2.5 million to approximately $100 million. He is a frequent speaker on topics such as business strategy development, employee motivation, business ethics, executive compensation, employee ownership and the effective use of outside boards. His education includes a degree in Economics and Finance from Baylor University, an MBA from Washington University in St. Louis and post-graduate work at the University of Michigan.

  Peter Sulick, 58, Director, Audit Committee Chairman, and Financial Expert, joined the Board on June 12, 2008. Mr. Sulick is currently President and CEO of AmeriSite, LLC, a family-owned real estate development and investment company. Mr. Sulick's business background includes the founding of Independence Broadcasting Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite, LLC. Since 1985, Mr. Sulick has founded and led telecommunications companies that were later acquired by Nextel and T-Mobile. In the early part of his career, Mr. Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications Operations Group of ITT. He began his career in the audit department at Arthur Andersen & Co, in New York City following graduate school. He is a certified public accountant who earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel.

  The Board held ten scheduled meetings in fiscal 2008 and all Directors attended all the meetings.

  How are directors compensated?

  Directors Compensation. From October 1, 2007 until June 30, 2008, compensation paid for serving on the Board was: Chairman of the Board, $1,500 per month and all other non-employee directors, $1,250 per month. Outside directors have the option to split their compensation between shares of the Company's common stock and cash.

  Effective July 2008, the Company increased Directors' compensation to $36,000 per year for each Director, with at least 50% of that amount to be paid in the form of stock options. In addition, in view of their additional responsibilities and obligations, the Chairman receives an additional payment of $9,000 per year and the Audit Committee Chairman/ Financial Expert receives an additional payment of $5,000 per year. This change was initiated to provide competitive Directors' compensation with the expected tripling of Dynasil's revenues resulting from the July 1, 2008 acquisition of RMD. During multiple board meetings, Dynasil's Directors reviewed directors' compensation data from the National Association of Corporate Directors ("NACD") and Silicon Valley companies and engaged in extensive discussions regarding future Directors' compensation. This data was used to revise the Directors' compensation to a level that Dynasil's Directors believed was comparable to that paid by similar companies. One of the best practices recommended by the NACD data was to pay at least half of directors' compensation in stock or stock options; accordingly, the Dynasil Directors revised their board compensation package to pay 50% of Directors' fees in stock options which will be issued on an annual basis following the election of Directors at the annual meeting. For the remaining 50% of Directors' fees, each Director has the choice to be paid in any combination of monthly cash payments, quarterly stock payments at the quarter's ending market price and/or annual stock options. The terms for the stock options generally include a three year exercise period from the initial issue date, an exercise price set at a 33% premium to the market price at the time of issue and the value is determined based on Black-Shoales methodology. In addition, all reasonable expenses incurred in attending meetings are reimbursed by the Company and Directors are eligible for other stock options and grants. With advance Board approval, when a director is asked to spend time or exert efforts on Company activities that significantly exceed normal Director expectations, the director may receive additional compensation in the form of a consulting fee at the discretion of the other members of Dynasil's Board of Directors. In fiscal 2008, Mr. Saltzman received such additional compensation for his efforts relating to the RMD acquisition. Additional details of the comparable company data used to revise Director's compensation as well as additional details regarding the plan is available in the Company's Periodic Report on Form 8-K dated July 15, 2008. These fees are in addition to fees paid or stock or option awards that may be paid or granted to induce an individual to join Dynasil's Board of Directors.

Directors Compensation For Fiscal Year Ending September 30, 2008

                  Fees earned
                  or Paid in   Stock      Option      All other
Name              cash($)      awards($)  awards($)   compensation($)  Total ($)

James Saltzman
(3)(4)             16,875                  7,875       60,246          84,996

Cecil Ursprung
(1)(4)                         15,750      4,500                       18,000

Peter Sulick
(2)(4)                          2,875     40,175                       52,467


  (1) Mr. Ursprung elected to receive 100% of his discretionary Directors fees in Dynasil common stock which was issued at each quarter ending market price which ranged from $1.65 to $2.39 per share. A total of 7,994 shares of common stock were issued with an aggregate market value of $15,750 at time of issue and for an average price per share of $1.97 per share.

  (2) Mr. Sulick was issued 80,000 stock options on June 11, 2008 which is currently a standard part of Director compensation for new Directors. At that time, the most recent market price was $2.05 per share, the option exercise price was $3.08 per share, the options granted had a three year exercise period, and were valued at $32,800.

  (3) Mr. Saltzman elected to receive 100% of his Directors fees in cash from October 1, 2007 until June 30, 2008. On July 1, 2008, he elected to split his discretionary Directors fees between stock options and cash. The other Directors approved a payment totaling $60,246 to Mr. Saltzman for the time and efforts above and beyond normal Director expectations that Mr. Saltzman expended on the RMD acquisition. This payment included $30,000 in cash and stock options valued at $30,246. The stock options were issued on July 7, 2008 to purchase an aggregate of 144,648 shares of common stock at an exercise price of $4 per share, which was 70% above the then current market price of $2.35 per share.

  (4) On July 14, 2008, stock options were issued to all three outside Directors to cover their standard stock option portion of Directors' fees plus the portion of their discretionary fees which they elected to receive in stock options through February 2009. These options were issued at $3.06 per share, which was 33% above the market price of $2.30 per share with a three year term. A total of 137,618 options were issued with a total Black-Shoales value of $52,667.

  What committees has the Board established?

  Compensation Committee. The Compensation Committee is responsible for negotiating and approving salaries and employment agreements with officers of the Company. The committee consists of all three outside directors.

  Audit Committee. The Audit Committee consists of all three outside
  directors.   Mr. Peter Sulick is the Audit Committee Chairman and
  "financial expert" for the Company. The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors, reviews their procedures for ensuring their independence with respect to the services performed for the Company, and approves their compensation.

  The Audit Committee is composed of outside directors who are not officers or employees of the Company. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.

  The Board of Directors approved and adopted a formal written Audit Committee Charter on March 5, 2001 and amended it on December 22, 2008. This Charter was adopted in accordance with listing standards promulgated by the National Association of Securities Dealers ("NASD"), the Sarbanes-Oxley Act of 2002 ("SOX") and the rules of the United States Securities and Exchange Commission. The amended Charter was filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.

REPORT OF THE AUDIT COMMITTEE OF DYNASIL CORPORATION OF AMERICA

  December 23, 2008

  To the Board of Directors of Dynasil Corporation of America:

  We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 30, 2008.

  We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants.

  We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, and have discussed with the accountants the accountants' independence.

  Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008.

  The information contained in this Proxy Statement shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

                                     By:       /s/ Peter Sulick
                                               Peter Sulick,
                                               Chairman

                                     By:       /s/ James Saltzman
                                               James Saltzman

                                     By:       /s/ Cecil Ursprung
                                               Cecil Ursprung
                                          Audit Committee

                   EXECUTIVE COMPENSATION

  The following table sets forth information concerning total compensation earned or paid to officers of the Company who served in such capacities as of September 30, 2008 for services rendered to the Company during each of the last two fiscal years.



                            Summary Compensation Table


Name and				     Stock         Option      All Other
Position     Year    Salary ($)    Bonus ($) Awards ($)    Awards ($)  Compensation($)  Total ($)
------------ ------  -----------  ---------- -----------  ----------- ----------------  ----------

Craig Dunham  2008  150,000        63,000                                               213,000
President     2007  110,000        86,711                                               196,711
And CEO

Laura Lunardo 2008  115,931        41,928                                  12,492       170,351
CFO, COO-     2007   97,693        33,165                                  14,393       145,251
Optometrics

Paul Schulz   2008   99,230         9,704                                               108,934
President-EMF

Megan Shay    2008   76,676         9,404                                                86,080
Corporate VP  2007   95,400                                                25,000       120,400

  Executive Compensation Philosophy

  Dynasil's current executive compensation philosophy is outlined below. When companies are acquired, we typically do not immediately change existing salary and benefits so there may be significant differences versus our compensation philosophy for extended periods of time. We prefer employees to be "at will" in general but employment agreements are utilized where the Board sees it as advisable. The Board will deviate from these philosophies when necessary to attract and retain strong people. Here are the key points of our executive compensation philosophy:

          - Moderate base pay where the midpoint of the Company's salary is typically set at 90% of the median salary for comparable companies from a national salary survey. National salary survey data is routinely used for annual executive compensation reviews.
          - Excellent incentive compensation to offset the moderate base pay and provide strong rewards for strong performance.
          -   Competitive benefits.
          -   No perquisites or "perks".

  The employment agreement with Craig T. Dunham, President and CEO, commenced on October 1, 2004 for an initial three-year period, after which it automatically renews for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term or for cause. Under the initial terms of the employment agreement, Mr. Dunham agreed to work for the Company full time and receive an annual base salary of $110,000 with a performance bonus equal to 20% of the Company's net income above $100,000 and an additional bonuses or stock options at the discretion of our Board of Directors. The annual performance bonus was paid one third in cash and the other two thirds in stock, with Mr. Dunham having the option to utilize any existing warrants or options to set the share price. The initial agreement also provided for then standard company benefits and a company car (or car allowance). If Dynasil terminates the agreement for any reason other than "cause" (as defined), Mr. Dunham is entitled to receive 30% of his base salary at the time of termination plus continued health care benefits for six months. Effective October 1, 2007, the Board of Directors increased Mr. Dunham's base salary to $150,000, eliminated the company car benefit and reduced Mr. Dunham's bonus percentage for fiscal 2008 to 49% of a "Core Bonus" pool comprised of 15% of Dynasil's net profits before taxes after subtracting an amount equal to an 8% annual return on Dynasil's stockholders' equity. Effective October 1, 2008, the Board of Directors increased Mr. Dunham's base salary to $175,000, which the Board believed was equivalent to 90% of the median salary for chief executive officers of comparably sized entities. At the date of this Proxy Statement, the Board of Directors is still finalizing the bonus formula for fiscal year 2009.

  An employment agreement with Laura Lunardo, interim Chief
  Financial Officer of the Company and Chief Operating Officer of its Optometrics Corporation subsidiary ("Optometrics"), commenced on March 9, 2005 and ended on March 10, 2008 when she became an "at will" employee consistent with the Company's current executive compensation philosophy. On March 10, 2008, Ms. Lunardo's salary was increased from $100,000 to $125,000 and her individual bonus remained at 5% of Optometrics' net profits before taxes. In order to be consistent with the Company's executive compensation philosophy, perquisites that were previously provided to Ms. Lunardo are being phased out. In accordance with that philosophy, a 6% extra contribution to Ms. Lunardo's 401(k) pension plan and health club benefit were eliminated effective March 2008 and her company car benefit will be eliminated when the car lease ends in April 2009. Otherwise, Ms. Lunardo has standard Optometrics benefits. For fiscal year 2008, the Board of Directors awarded Ms. Lunardo an additional $10,000 cash bonus for her contributions as its Chief Financial Officer and her role in implementing the Company's management controls project pursuant to the Sarbanes-Oxley Act of 2002.

  Mr. Paul Schulz, President of the Company's Evaporated Metal Films Corporation ("EMF") subsidiary, joined the Company on November 19, 2007. Mr. Schulz' base salary is $120,000 per year with a bonus of 10% on the first $400,000 of EMF net profit before taxes, and a fiscal year 2008 supplemental bonus of up to $15,000 based on a formula for performance goals. Mr. Schulz also receives standard EMF company benefits.

               An employment agreement with Megan Shay, former EMF President and former Corporate Vice President, ended on October 2, 2007, at which time, she became an "at will" employee as per Company philosophy. During this time frame, she received an annual base salary of $95,400 as well as an additional $25,000 for the Full Time Extension Period of April 1, 2007 to September 30, 2007. For fiscal year 2008, she received a pro-rated portion of a bonus equal to 17.5% of a "Core Bonus" pool comprised of 15% of Dynasil's net profits before taxes after subtracting an amount equal to an 8% annual return on Dynasil's stockholders' equity. Effective July 21, 2008, Ms. Shay shifted to consultant status.

  As part of the Company's acquisition of RMD, employment agreements were entered into with RMD's former owners that maintained their compensation at then current levels. Dr. Gerald Entine's Former Owner Work Continuation Agreement provides for Dr. Entine's employment as RMD's President for a period of 18 months starting July 1, 2008, extendible by mutual agreement for an additional 6 months thereafter. Under that agreement, Dr, Entine receives a base salary of $325,000 per year, business expense reimbursements (including reimbursement for home office expenses) and customary employee benefits. The agreement also requires Dr. Entine to maintain confidentiality and not compete with Dynasil or RMD for a five year period. If Dynasil or RMD terminates the agreement for any reason other than "cause" (as defined), Dr. Entine is entitled to receive 20% of his base salary at the time of termination. The terms of the agreement are similar to Dr. Entine's pre-transaction compensation package, although it is not consistent with Dynasil's current executive compensation philosophy.

  Mr. Jacob Paster's Former Owner Work Continuation Agreement provides for Mr. Paster's employment as Vice President of RMD Instruments for a period of 24 months starting July 1, 2008. Under that agreement, Mr. Paster receives a base salary of $250,000 per year, vested options exercisable for a 3 year period starting July 1, 2008 to acquire 100,000 shares of Dynasil common stock at an exercise price of 33% above market price, options exercisable for a 3 year period starting July 1, 2008 to acquire an additional 20,000 shares of Dynasil's common stock at an exercise price of 33% above market price that will vest on October 15, 2009 if RMD Instruments meets a certain revenue objective, customary business expense reimbursements, reimbursement for apartment rental expense of $2,625 per month through October 2008 and customary employee benefits. The agreement also requires Mr. Paster to maintain confidentiality and not compete with Dynasil or RMD for a five year period. If Dynasil or RMD terminates the agreement for any reason other than "cause" (as defined), Mr. Paster will be entitled to receive the greater of the remaining balance of the first twelve (12) months of base pay or 20% of his annual base pay at the time of termination. The base compensation in the agreement is similar to Mr. Paster's pre-transaction compensation package, although it is not consistent with Dynasil's current executive compensation philosophy.

  Option Grants in Last Fiscal Year

  During the year ended September 30, 2008, stock options were granted to acquire an aggregate of 562,266 shares of Dynasil's common stock at exercise prices ranging from $2.00 to $4.00 per share. Of these options, 137,618 shares were granted at prices ranging from $3.06 to $3.08 per share for Directors' Compensation with an aggregate value of $85,467. Additionally, 144,648 stock options were granted at $4.00 per share, with a value of $30,246, to Mr. Saltzman for his additional time relating to the RMD acquisition. As part of the RMD purchase price, 100,000 stock options were granted at an exercise price of $2.93 per share with a value of $34,617. A total of 100,000 stock options at exercise prices ranging from $2.00 to $2.93 per share were granted to employees as signing/retention and other performance bonuses with a total potential, deferred value of $18,043. An expense of $9,620 was recognized for a signing/retention bonus issued in fiscal year 2007 that vested.

                           ITEM 2

INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S 1999
                    STOCK INCENTIVE PLAN

  THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1999 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN FROM 2,250,000 SHARES TO 3,750,000 SHARES.

  The Company adopted a Stock Incentive Plan in 1999 (the "1999
  Plan") that provides for, among other incentives, the discretionary granting to officers, directors, employees and consultants of options to purchase shares of the Company's common stock. Options are generally exercisable at the fair market value or above on the date of grant over a three to five-year period. The 1999 Plan also allows eligible persons to be issued shares of the Company's common stock either through the purchase of such shares or as a bonus for services rendered to the Company. Shares are generally issued at 33% above the fair market value on the date of issuance although they may be issued at the fair market value or any higher value. The maximum shares of common stock that may currently be issued under the 1999 Plan is 2,250,000 shares, of which 496,451 shares of common stock are available for future issue under the 1999 Plan as of November 30, 2008. In addition, the 1999 Plan is used to issue shares to Directors for a portion of their Directors' fees, as well as for other uses contemplated by the 1999 Plan. To fulfill these objectives, the Board of Directors would like the increase the number of shares available for option, grant or issuance under the 1999 Plan by 1,500,000 shares from the current 2,250,000 to a new aggregate of 3,750,000 shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
               "FOR" THIS PROPOSAL.

                           ITEM 3

AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                NUMBER OF AUTHORIZED SHARES

  THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM A TOTAL OF 35,000,000 SHARES CONSISTING OF 10,000,000 SHARES OF PREFERRED STOCK AND 25,000,000 SHARES OF COMMON STOCK TO A TOTAL OF 55,000,000 SHARES CONSISTING OF 15,000,000 SHARES OF PREFERRED STOCK AND 40,000,000 SHARES OF COMMON STOCK.

  On December 18, 2008, the Board of Directors authorized an amendment to the Company's Certificate of Incorporation to increase the number of our authorized shares:

       Subject to stockholder approval, Article
       Three of the Certificate of Incorporation shall be amended to read in its entirety as follows and an appropriate amendment to the Certificate of Incorporation shall be filed with the Delaware Secretary of State:

       "THIRD: The Corporation is authorized to issue an aggregate of 80,000,000 shares, consisting of two classes, as follows: One class of stock shall be 40,000,000 authorized shares of Common Stock, par value $0.0005 per share. The other class of stock shall be 15,000,000 authorized shares of Preferred
       Stock, par value $0.001. The Preferred
       Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications;
       limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors."

  This amendment to the Certificate of Incorporation will increase the authorized shares of common stock from the 25,000,000 shares currently authorized to 40,000,000 shares and increase the authorized shares of "blank check" preferred stock from the 10,000,000 shares currently authorized to 15,000,000 shares. The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the consideration for, and terms, rights, and features of, which are determined by the Board of Directors of the Company upon issuance. The authorization of such blank check preferred stock permits the Board of Directors to authorize and issue preferred stock from time to time in one or more series or classes.

  Subject to the provisions of the Company's Certificate of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series or class of preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors is seeking stockholder approval of an amendment to the Certificate of Incorporation that would give the Board of Directors flexibility, without further stockholder action, to issue up to 15,000,000 shares of preferred stock on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its stockholders.

  The Company's strategy calls for additional growth through acquisitions and organic growth. If approved, the amendment will provide the Company with increased financial flexibility in meeting capital and financing requirements by providing additional shares. It will allow shares of preferred stock to be available for issuance from time to time, for such consideration and with such features as determined by the Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets. For future acquisition and financing needs, preferred stock may be an attractive way to raise funds. Existing stockholders will have no preemptive rights to acquire any shares of preferred stock.

  Any issuance of stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

  While the amendment may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the stockholders' interests.

  If adopted, this amendment will not change the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any currently outstanding shares of capital stock securities issued or capable of issuance by the Company, whether in form of common stock or preferred stock. It will only increase the number of such shares that may be issued in the future by the Company. Any such shares can be issued for consideration in such form and in such manner as the Board of Directors may determine. Under Delaware law, the Board of Directors may authorize shares of capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the Company, or any combination thereof. The prices or value of any consideration received by the Company likely will vary from time to time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
               "FOR" THIS PROPOSAL.

                           ITEM 4

   RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Subject to approval of the Company's stockholders, the Board of Directors has decided that Haefele, Flanagan & Co., p.c., which firm has been the independent certified public accountants of the Company for the fiscal year ended September 30, 2008, be continued as independent accountants for the Company. The stockholders are being asked to approve the Board's decision to retain Haefele, Flanagan & Co., p.c. for the fiscal year ending September 30, 2009.

  A representative of Haefele, Flanagan & Co., p.c. will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

  Accountants Fees

  (a)  Audit Fees
       The aggregate fees billed or to be billed for professional services rendered by the Company's principal accountant for the audit of the Company's annual financial statements for the fiscal years ended September 30, 2008 and 2007 and the reviews of the financial statements included in the Company's Forms 10-QSB during those fiscal years are $93,750 and $67,750, respectively.

  (b) Audit Related Fees
       The aggregate fees billed or to be billed for professional services rendered by the Company's principal accountant for audit related fees for the fiscal years ended September 30, 2008 and 2007 were $63,220 and -0-, respectively. The fiscal year 2008 fees related to due diligence fees of $28,220 for the RMD acquisition and RMD audit fees of $35,000.

  (c) Tax Fees
       The Company incurred fees of $12,000 and $6,500 during the last two fiscal years for professional services rendered by the Company's principal accountant for tax compliance, tax advice and tax planning.

  (d) All Other Fees

       The Company incurred fees of $1,800 for Sarbanes Oxley consultations during fiscal year 2008 and no other fees during fiscal year 2007 for products and services rendered by the Company's principal accountant.

  (e) Pre-approval Policies and Procedures

       The Board of Directors has adopted a pre-approval policy requiring that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor's independence.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF HAEFELE, FLANAGAN & CO.,
P.C. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL
         YEAR ENDING SEPTEMBER 30, 2009.

                       OTHER MATTERS

  As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. In the event that any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                   ADDITIONAL INFORMATION

  Stockholder Proposals for the Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than August 31, 2009.

  Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                             By order of the Board of Directors:


                              /s/ Patricia L. Johnson
                             Patricia L. Johnson, Corporate Secretary

       January 5, 2009
       West Berlin, New Jersey